UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2016 (November 17, 2016)

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2016, Barnes & Noble, Inc. (the “Company”) issued a press release announcing that Demos Parneros joined the Company as Chief Operating Officer (the “Press Release”).  Mr. Parneros, 54, was previously employed by Staples, Inc. (“Staples”) for approximately 30 years.  During this time period, Mr. Parneros gained leadership experience in all aspects of retail management, including operations, human resources, merchandising, e-commerce, marketing and real estate.   Most recently, Mr. Parneros served as President, North American Stores & Online at Staples from January 2013 to March 2016, where he was responsible for a team of 50,000 associates, across 1,800 stores and Staples’ online business.  Prior to this position, Mr. Parneros was President, U.S. Stores at Staples from April 2002 to December 2012.  Since January 2014, Mr. Parneros has been a member of the board of directors of KeyCorp, and since July 2009 he has been a member of the board of advisors of Modell’s Sporting Goods.

A copy of the Press Release is attached hereto as Exhibit 99.1.

Employment Agreement with Demos Parneros

The Company entered into an employment agreement with Demos Parneros (the “Agreement”), with the term of the Agreement beginning on November 21, 2016 (the “Effective Date”) and ending on the third anniversary of the Effective Date.  The term will automatically renew for additional one‑year periods, unless either party gives the other party 90 days written notice.

Pursuant to the Agreement, Mr. Parneros agrees to serve as the Chief Operating Officer of the Company.  He will report to the Company’s Executive Chairman.  Mr. Parneros will be entitled to an annual base salary of $900,000, or such higher amount as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  For fiscal year 2017, Mr. Parneros will receive an annual bonus equal to $450,000 and equity-based awards with a grant date value equal to 75% of his annual base salary.  The Agreement also provides that Mr. Parneros will receive any benefits to which he is entitled under the employee benefits plans that the Company provides for its employees and executive officers generally.  Mr. Parneros will also receive a sign-on bonus of $600,000 promptly following the Effective Date.

Beginning in fiscal year 2018, Mr. Parneros will receive an annual bonus as determined by the Committee with a target bonus amount of no less than his annual base salary.  Beginning in fiscal year 2018, and at the same time as other executive officers of the Company, he will be granted a number of equity or equity-based awards of the Company with an aggregate grant date value equal to 150% of his annual base salary.

Pursuant to the Agreement, Mr. Parneros will be entitled to severance benefits in connection with certain terminations of employment.  In the event that his employment is terminated by the Company without “cause” or in connection with a non-renewal of the term of the Agreement or he terminates for “good reason”, subject to the execution of a release of claims against the Company, Mr. Parneros will be entitled to an amount equal to the sum of his annual base salary, average bonus over the previous three fiscal years (or such lesser number of completed fiscal years) and benefits costs (this sum, the “Severance Payment”).  If such a termination of employment occurs within two years following a “change in control”, Mr. Parneros will be entitled to an amount equal to two times the Severance Payment.  The severance payment related to a “change in control” will, however, be reduced if a reduction would result in Mr. Parneros retaining a greater net after‑tax amount following the application of Section 280G of the Internal Revenue Code of 1986, as amended.

The Agreement provides that Mr. Parneros will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement.  The non-competition and non-solicitation covenants apply during the term of the Agreement and for the one-year period following termination of employment, and the confidentiality and non‑disparagement covenants apply during the term of the Agreement and at all times thereafter.

The foregoing description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 to this report and incorporated by reference herein.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement Between Barnes & Noble, Inc. and Demos Parneros
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: November 21, 2016	By:	/s/ Bradley A. Feuer
		Name:	Bradley A. Feuer
		Title:	Vice President, General Counsel, and Corporate Secretary

Barnes & Noble, Inc.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Employment Agreement Between Barnes & Noble, Inc. and Demos Parneros
99.1	Press Release